Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-76144

                              PROSPECTUS SUPPLEMENT

                                       to

               Prospectus dated February 19, 2002 and supplemented
              by the Prospectus Supplements, dated March 13, 2002,
        April 22, 2002, April 25, 2002, April 30, 2002, May 13, 2002,
               May 17, 2002, November 14, 2002, November 21, 2002,
       November 22, 2002, December 5, 2002, December 20, 2002, January 13,
              2003, January 14, 2003, January 27, 2003, February 5,
         2003, April 1, 2003, April 8, 2003, April 9, 2003, May 1, 2003,
    May 29, 2003, June 18, 2003, June 20, 2003, June 24, 2003, July 3, 2003,
        July 11, 2003, July 29, 2003, July 30, 2003, September 11, 2003,
           September 22, 2003, September 30, 2003 and October 13, 2003

                                       of

                                  FINDWHAT.COM

         Merion Partners, LP ("Merion") sold the following number of shares of our common stock on the following dates at the per share price set forth below:

o        37,500 shares at $21.477 per share on April 1, 2004; and
o        37,500 shares at $21.507 per share on April 2, 2004.

This sale was effected by Smith Barney, a division of Citigroup Global Markets, Inc., as agent, at a total commission charge of $3797.70. Immediately following this sale, Merion beneficially owned 375,000 shares of our common stock.

         Rupinder S. Sidhu ("Mr. Sidhu") sold the following number of shares of our common stock on the following date at the per share price set forth below:

o        17,375 shares at $23.275 per share on April 8, 2004.

This sale was effected by UBS Financial Services Inc., as agent, at a total commission charge of $868.75. Immediately following this sale, Mr. Sidhu beneficially owned 556,145 shares of our common stock.

         On April 19, 2004, the closing price per share of our common stock on the Nasdaq National Market was $21.65.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus Supplement is April 19, 2004.